AMENDING AGREEMENT ATHABASCA AND FIREBAG PROSPECTS

This Agreement is made the 1st day of November, 2002,

BETWEEN:

Anhydride Petroleum Canada Inc., a corporation incorporated under the laws of Alberta and having an office located at Suite 850 - 10655 Southport Rd. S.W., Calgary, Alberta T2W 4Y1 (“API Canada”)

AND:

650743 B.C. Ltd., as General Partner of Anhydride Petroleum Limited Partnership, a limited partnership to be formed under the laws of British Columbia and having its registered office at Suite 602, 570 Granville Street, Vancouver, British Columbia V6C 3P1

(the “Farmee”)

WHEREAS:

A.	API Canada is the holder of certain petroleum and natural gas licenses and rights to farmin to a further petroleum and natural gas license located in Alberta, collectively known as the Athabasca Prospect and the Firebag Prospect; and

B.	API Canada has granted the Farmee a right to farmin to the Athabasca Prospect on the terms and subject to the conditions contained in an exploration agreement (the “Athabasca Agreement”) dated July 10, 2002 between API Canada and the Farmee;

C.	API Canada has granted the Farmee a right to farmin to the Firebag Prospect on the terms and subject to the conditions contained in an exploration agreement (the “Firebag Agreement”) dated July 10, 2002 between API Canada and the Farmee; and

D.	API Canada and the Farmee wish to amend the terms of the Athabasca Agreement and Firebag Agreement as provided in this Amending Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree each with the others as follows:

ARTICLE I
INTERPRETATION

1.1	Definitions. Capitalized words and phrases used but not defined in this Amending Agreement shall have the meanings ascribed to them in the Agreement.

1.2	Interpretation of Agreements. The Athabasca Agreement and Firebag Agreement shall henceforth be read and construed in conjunction with this Amending Agreement as shall be deemed to be necessary to give full force and effect to the provisions hereof and where there is a conflict between the provisions hereof and the Athabasca Agreement and Firebag Agreement, the provisions hereof shall prevail. It is hereby understood and agreed by the parties that no other provisions of the Athabasca Agreement and Firebag Agreement are varied by the execution of this Amending Agreement.

ARTICLE II
AMENDMENTS - ATHABASCA AGREEMENT

2.1	Section 2.2 – Farmout Cost. Section 2.1 of the Athabasca Agreement is hereby amended by deleting the first three lines thereof in their entirety and substituting therefore the following:

The Farmee shall earn a 1% working interest, before and after payout, up to a maximum of a 25% working interest, in the Lands for each $60,000 of expenditures incurred by the Farmee:

2.2	Section 3.2 URMP Warrants. Section 3.2 of the Athabasca Agreement is hereby amended by deleting the paragraph in its entirety and substituting therefore the following:

In consideration of the grant of the call option by the Farmee under this Agreement and under the Firebag Prospect Agreement, API Canada shall cause URMP to issue to the Farmee transferable warrants to acquire up to 1,500,000 common shares in the capital of URMP exercisable at a price of US $0.25 per share for a period of one year. The warrants will vest in proportion to the working interest earned in the Lands and the Firebag Prospect by the Farmee. For each 1% working interest earned in the Lands and the Firebag Prospect, warrants to acquire 60,000 common shares of URMP will vest and be immediately exercisable. The shares issued on exercise of the warrants will be subject to resale restrictions.

ARTICLE III
AMENDMENTS - FIREBAG AGREEMENT

3.1	Section 2.2 – Farmout Cost. Section 2.1 of the Firebag Agreement is hereby amended by deleting the first three lines thereof in their entirety and substituting therefore the following:

The Farmee shall earn a 1% working interest, before and after payout, up to a maximum of a 25% working interest, in the Lands for each $60,000 of expenditures incurred by the Farmee:

3.2	Section 3.2 URMP Warrants. Section 3.2 of the Athabasca Agreement is hereby amended by deleting the paragraph in its entirety and substituting therefore the following:

In consideration of the grant of the call option by the Farmee under this Agreement and under the Athabasca Prospect Agreement, API Canada shall cause URMP to issue to the Farmee transferable warrants to acquire up to 1,500,000 common shares in the capital of URMP exercisable at a price of US $0.25 per share for a period of one year. The warrants will vest in proportion to the working interest earned in the Lands and the Athabasca Prospect by the Farmee. For each 1% working interest earned in the Lands and the Athabasca Prospect, warrants to acquire 60,000 common shares of URMP will vest and be immediately exercisable. The shares issued on exercise of the warrants will be subject to resale restrictions.

ARTICLE IV
ADDITIONAL COVENANT

4.1	Farmee Costs. API Canada shall cause URMP to assume and pay all selling commissions and fees and the offering costs (including legal, accounting and audit) relating to the offering of units by the Farmee.

ARTICLE V
MISCELLANEOUS

5.1	Counterparts. This Agreement, or any amendment to it, may be executed in multiple counterparts, each of which will be deemed an original agreement, and facsimile signatures shall be effective as original signatures. This Agreement may also be executed and adopted by any subscription for or transfer of a Unit or an instrument of similar effect signed by a Limited Partner with the same effect as if such Limited Partner had executed a counterpart of this Agreement. All counterparts and adopting instruments shall be construed together and shall constitute one and the same agreement.

5.2	Governing Law. This Agreement shall be governed and construed exclusively according to the laws of the Province of British Columbia and the laws of Canada applicable therein and the parties hereto irrevocably attorn to the exclusive jurisdiction of the courts of the Province of British Columbia.

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the day and year first above written.

ANHYDRIDE PETROLEUM CANADA INC.

Per:
        Authorized Signatory

650743 B.C. LTD., as General Partner
of Anhydride Petroleum Limited Partnership

Per:
        Joe Ovsenek